Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of April 22, 2020, by and among Temasek Holdings (Private) Limited, Fullerton Management Pte. Ltd., Hotham Investments Pte. Ltd., and Ossa Investments Pte. Ltd.

The parties to this Agreement agree to prepare jointly and file timely (and otherwise to deliver as appropriate) such statement on Schedule 13G with respect to the securities beneficially owned by each of them of Bill.com Holdings, Inc., and any and all amendments thereto, and any other document relating thereto required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have execute this Joint Filing Agreement as of April 22, 2020.

Temasek Holdings (Private) Limited

By:	/s/ Gregory Tan
Name: Gregory Tan
Title: Authorised Signatory

Fullerton Management Pte. Ltd.

By:	/s/ Gregory Tan
Name: Gregory Tan
Title: Director

Hotham Investments Pte. Ltd.

By:	/s/ Han Sack Teng
Name: Han Sack Teng
Title: Director

Ossa Investments Pte. Ltd.

By:	/s/ Han Sack Teng
Name: Han Sack Teng
Title: Director